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                        CONSENT OF INDEPENDENT AUDITORS


We consent to the use of our report dated July 21, 1998 on the financial statements and the financial highlights of McM Principal Preservation Fund, McM Intermediate Fixed Income Fund, McM Fixed Income Fund, McM Balanced Fund, and McM Equity Investment Fund, each a series of shares of beneficial interest of McM Funds. Such financial statements and financial highlights appear in the 1998 Annual Report to Shareholders which is incorporated by reference in the Statement of Additional Information filed in the Post-Effective Amendment to the Registration Statement on Form N-1A of McM Funds. We also consent to the references to our Firm in the Registration Statement and Prospectus.


                                                            TAIT, WELLER & BAKER


Philadelphia, Pennsylvania
September 24, 1998